Exhibit 99.1
BOB EVANS REPORTS FISCAL 2012 SECOND-QUARTER RESULTS
Company announces 2Q 2012 earnings per share of 42 cents per diluted share compared with 26 cents per diluted share last year. Excluding special items, earnings were 47 cents per diluted share compared with 56 cents per diluted share last year
Company reaffirms fiscal year 2012 EPS guidance of $2.36 to $2.44 and annual earnings growth guidance of approximately 7 to 10 percent over next five years despite significantly higher sow costs, and expenses associated with an expanded Bob Evans Restaurants remodel program
Bob Evans Restaurants announces Columbus, Ohio, the largest market yet added, as next Farm-Fresh Refresh remodel market. All remodel markets are outperforming chain same-store sales performance by approximately 5 percentage points
Both Bob Evans Restaurants and Mimi’s Café report sequential same-store sales improvement over the quarter generated by new value messaging, menu offerings, and sales layer initiatives
Foods segment makes major investments to support new products and recent distribution gains in the second half of fiscal 2012. 3.1% total pounds sold increase driven by new seasonal sides program authorized in 10,000 locations. 400 new stores added during the quarter — Bob Evans products now available in over 25,000 locations nationally
Accelerated stock buyback executed with $26.6 million purchased during second-quarter fiscal 2012
COLUMBUS, Ohio — Nov. 15, 2011 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its results for the 2012 second fiscal quarter ended Friday, Oct. 28, 2011.
Second-quarter fiscal 2012 commentary
Chairman and Chief Executive Officer Steve Davis said the Company’s second-quarter adjusted operating results have begun to show progress in the Company’s core businesses. The quarter’s results were impacted by a significant increase in sow costs as well as a strategic investment in trade and consumer marketing to drive this year’s seasonal sell-in in the foods segment.
Davis stated, “Despite high sow costs and additional Farm-Fresh Refresh remodels, the positive trends we are experiencing in each of our businesses gives us the confidence to reaffirm our fiscal 2012 earnings per share guidance of $2.36 to $2.44 per share and to accelerate the timing of the largest Farm-Fresh Refresh remodel market to date, Columbus, Ohio. Sequential same-store sales improvements at both Bob Evans Restaurants and Mimi’s Café, along with the beginnings of a strong seasonal sell-in in the foods segment, reflect the solid programming recently put into place across the enterprise.”

“While we are encouraged by the early success we are experiencing with new messaging, product innovation, and sales layers, much remains to be accomplished. Our growth strategy is firmly grounded in three pillars: transforming our businesses, investing in high ROIC opportunities, and allocating capital to drive growth and reward shareholders, and we have done exactly that,” Davis said. “We have transformed the Bob Evans brand in both the restaurant and food segments of our Company, and we are now in the process of transforming the Mimi’s Café brand. We have announced our intentions to grow our profitable foods segment through internal development as well as through acquisitions, while continuing to make operating improvements such as the recent divestiture of our warehouse in Springfield, Ohio, and we have continued to increase our return of cash to shareholders with our recently increased dividend and share buyback programs.”
Second-quarter fiscal 2012 consolidated results
The Company reported earnings per share of 42 cents and consolidated operating income of $21.3 million, or 5.2 percent of net sales, in the second quarter of fiscal 2012. This compares to earnings per share of 26 cents and consolidated operating income of $13.9 million, or 3.3 percent of net sales, in the second quarter of fiscal 2011.
The Company’s reported second-quarter fiscal 2012 results include the net negative pretax impact of $2.1 million from the following special items:
•	$2.4 million primarily in fixed asset impairment charges related to restaurants and other physical assets
•	$0.6 million net gain in the foods segment primarily related to the sale of a distribution facility
•	$0.3 million in severance charges related to Mimi’s restructuring activities
The Company’s reported second-quarter results last year include the net negative pretax impact of $13.9 million from the following special items:
•	$10.3 million in fixed asset impairment charges, primarily for five underperforming Mimi’s Café restaurants
•	$2.8 million in charges related to manufacturing productivity initiatives in the Company’s foods segment, including the discontinuation of fresh sausage operations at two manufacturing facilities
•	$0.8 million in retirement and severance charges in the Company’s restaurant segment
Excluding the net negative pretax impact of special items, second-quarter fiscal 2012 reported earnings per share of 42 cents and consolidated operating income of $21.3 million, or 5.2 percent of net sales, would have been 47 cents per share and $23.4 million, or 5.8 percent of net sales. Excluding the net negative pretax impact of special items, last year’s reported second-quarter earnings per share would have been 56 cents per share and consolidated operating income of $13.9 million, or 3.3 percent of net sales, would have been $27.8 million, or 6.7 percent of net sales.
See the schedule, “Disclosure regarding non-GAAP financial measures” for a reconciliation of all non-GAAP references in this release.
Second-quarter fiscal 2012 consolidated income statement summary
Below is a summary of the Company’s second-quarter fiscal 2012 income statement.
•	Net sales — Consolidated net sales were $407.2 million in the second quarter of fiscal 2012, a 2.4 percent decrease, compared to $417.0 million in the second quarter of fiscal 2011. The sales decrease was the result of negative same-store sales in the restaurant segment and a decline in sales in the foods segment.

•	Cost of sales — Consolidated cost of sales was $125.8 million, or 30.9 percent of net sales, in the second quarter of fiscal 2012, compared to $124.1 million, or 29.8 percent of net sales, in fiscal 2011. The increase as a percentage of sales was primarily the result of an approximately $2 million adverse impact of a 12.2 percent year-over-year increase in sow costs, which averaged $67.82 per hundredweight in the second quarter of fiscal 2012, compared to $60.47 during the second quarter of fiscal 2011. The restaurant segment successfully offset the impact of higher commodity costs largely through continued cost reduction initiatives such as the actual-versus-theoretical food cost program as well as through a more favorable menu mix.
•	Operating wages — Consolidated operating wages were $132.4 million, or 32.5 percent of net sales, in the second quarter of fiscal 2012, compared to $140.1 million, or 33.6 percent of net sales, in fiscal 2011. The improvement resulted from the Company’s labor efficiency initiatives, including a reduction in labor hours and continued health insurance cost favorability in the restaurant segment, as well as the benefit of manufacturing productivity initiatives in the foods segment.
•	Other operating expenses — Consolidated other operating expenses were $69.2 million, or 17.0 percent of net sales, in the second quarter of fiscal 2012, compared to $68.3 million, or 16.4 percent of net sales, in fiscal 2011. The increase resulted from additional new restaurant opening expenses.
•	SG&A — Consolidated SG&A expenses were $38.2 million, or 9.4 percent of net sales, in the second quarter of fiscal 2012, compared to $49.7 million, or 11.9 percent of net sales, in fiscal 2011. The fiscal 2012 results include a $2.1 million pretax impact of special items while the fiscal 2011 results include a $13.9 million pretax impact of special items. Excluding the pretax impact of special items, SG&A spending was approximately flat year over year.
•	Net interest expense — The Company’s net interest expense was $2.0 million in the second quarter of fiscal 2012 compared to $2.2 million in fiscal 2011. The decrease was primarily the result of lower average borrowings in the second quarter of fiscal 2012 compared to the second quarter of fiscal 2011.
•	Income taxes — The Company’s effective tax rate for the second quarter of fiscal 2012 was 34.1 percent, compared to an effective tax rate of 33.5 percent in the second quarter of fiscal 2011. The higher effective tax rate in the second quarter of fiscal 2012 was the result of lower federal tax credits compared to the prior year. The Company maintains its previous guidance for an effective tax rate of 32 to 33 percent for fiscal 2012.
•	Diluted weighted-average shares outstanding — The Company’s diluted weighted-average share count was 30.1 million in the second quarter of fiscal 2012 compared to 30.4 million in fiscal 2011. The Company repurchased 877,400 shares for a total of $26.6 million in the second quarter of fiscal 2012 and has repurchased 924,300 shares for a total of $28.2 million in the fiscal year to date.
Second-quarter fiscal 2012 restaurant segment summary
The restaurant segment’s reported second-quarter fiscal 2012 results include the net negative pretax impact of $2.7 million from the following special items:
•	$2.4 million primarily in fixed asset impairment charges
•	$0.3 million in severance charges related to Mimi’s restructuring activities
The restaurant segment’s reported second-quarter results last year include the net negative pretax impact of $11.1 million from the following special items:
•	$10.3 million in fixed asset impairment charges, primarily for five underperforming Mimi’s Café restaurants
•	$0.8 million in retirement and severance charges

Excluding the net negative pretax impact of special items, the restaurant segment’s reported second-quarter fiscal 2012 operating income of $17.4 million, or 5.3 percent of net sales, would have been $20.0 million, or 6.1 percent of net sales. Excluding the net negative pretax impact of special items, last year’s restaurant segment reported second-quarter operating income of $9.2 million, or 2.7 percent of sales, would have been $20.3 million, or 6.0 percent of net sales.
On an adjusted basis, the decline in operating income is due to the same-store sales declines, partially offset by more efficient use of labor.
A summary of the restaurant segment’s second-quarter fiscal 2012 income statement follows below.
Net sales — The restaurant segment reported net sales of $328.9 million, a 2.7 percent decrease compared to $338.1 million in the second quarter of fiscal 2011. Same-store sales at Bob Evans Restaurants decreased 1.5 percent in the second quarter of fiscal 2012, with average menu prices up 2.0 percent. At Mimi’s Café, same-store sales decreased 4.8 percent, with average menu prices up 4.2 percent.
At Bob Evans Restaurants, second-quarter same-store sales results of negative 1.5 percent were nearly flat to the Midscale Family Style segment, according to The NPD Group’s SalesTrack Weekly. At Mimi’s Café, same-store sales of negative 4.8 percent trailed the Knapp Track casual dining index of 1.0 percent for the same period. Both concepts saw sequential improvement in same-store sales throughout the quarter with Bob Evans Restaurants improving from -2.6% in August to -0.3% in October and Mimi’s improving from -5.6% in August to -4.1% in October.

	Category	SSS Restaurants	Aug.	Sept.	Oct.	2Q FY ’12	FY ’12 YTD
Bob Evans	Family	555	-2.6%	-1.9%	-0.3%	-1.5%	-1.7%
Mimi’s Café	Casual	143	-5.6%	-4.8%	-4.1%	-4.8%	-4.8%
COMBINED		698	-3.5%	-2.7%	-1.3%	-2.4%	-2.5%
Cost of sales — The restaurant segment’s cost of sales was 24.3 percent of net sales, flat with the second quarter of fiscal 2011. Cost of sales was held flat largely due to the restaurant segment’s ongoing efficiency initiatives including the actual-versus-theoretical food cost program. Additionally, sales mix also helped costs. Mimi’s introduced a new menu during October which is expected to continue to mitigate the impact of higher commodity costs and provide Mimi’s guests with new offerings, including those meeting the needs of our value-conscious guests.
Operating wages — The restaurant segment’s cost of labor was 38.1 percent of net sales compared to 38.9 percent of net sales in the second quarter of fiscal 2011. This decrease was the result of more efficient use of labor which allowed for a reduction in total labor hours scheduled and lower health insurance costs, partly offset by negative leverage due to the decline in same-store sales.
Other operating expenses — The restaurant segment’s other operating expenses were nearly flat on a dollar basis compared to the second quarter of fiscal 2011. Other operating expenses were 19.7 percent of net sales this year, compared to 19.1 percent of net sales in the second quarter of fiscal 2011 due to sales deleverage. This year’s result includes an incremental $0.9 million of pre-opening expenses for the Bob Evans Restaurant refreshes and new store openings.

SG&A — The restaurant segment’s selling, general and administrative expenses were $23.7 million, or 7.2 percent of net sales, compared to $32.3 million, or 9.6 percent of net sales, in the second quarter of fiscal 2011. Excluding the pretax impact of the special items listed above, all of which were charged into the SG&A line, SG&A was $21.0 million, nearly flat with $21.1 million last year.
Second-quarter fiscal 2012 foods segment summary
The foods segment’s reported second-quarter fiscal 2012 results include the net positive pretax impact of a $0.6 million net gain primarily related to the sale of a distribution facility located in Springfield, Ohio.
The foods segment’s reported second-quarter fiscal 2011 results include the net negative pretax impact of $2.8 million in special items related to manufacturing productivity initiatives. The manufacturing productivity initiatives included the discontinuation of the Company’s fresh sausage operations at its Galva, Ill., and Bidwell, Ohio, facilities, along with other headcount reductions.
Excluding the net positive pretax impact of special items, the foods segment’s reported second-quarter fiscal 2012 operating income of $4.0 million, or 5.1 percent of net sales, would have been $3.4 million, or 4.3 percent of net sales. Excluding the net negative pretax impact of special items, last year’s foods segment reported second-quarter operating income of $4.7 million, or 6.0 percent of sales, would have been $7.5 million, or 9.5 percent of net sales.
The $4.1 million decline in profitability is primarily comprised of two items. Higher raw material costs, primarily sows, accounted for $2.4 million of the decline. The remainder of the decline reflects the impact of the Company’s investment in trade and consumer marketing to support this year’s sell-in for the upcoming holiday season. This year, the Company has introduced a seasonal range of six products. These products have met with success and are in distribution at over 10,000 retail locations. The sell-in for the holiday season began in October and will continue through the third quarter which is the segment’s peak selling season.
The Company has identified the foods segment as an integral component of its growth strategy. Recent distribution gains, comprised of both new accounts, as well as new product authorizations with existing accounts, were facilitated by the success of the side dish business. The Company’s sides currently sell at nearly twice the rate of its nearest competitor. The impact of an increasingly volatile sow cost market has been mitigated by wide-ranging lean manufacturing initiatives in the foods segment that have revitalized the manufacturing organization and enabled the Company to invest in a balanced trade and consumer marketing strategy. This balanced marketing strategy is better aligned with the seasonality of the business, and positions the Company well to defend and expand its market share as evidenced by the Company’s early success with its seasonal side dish business this year.
A summary of the foods segment’s second-quarter income statement follows below:
Net sales — The foods segment’s net sales were $78.3 million, down 0.8 percent, compared to $79.0 million in the second quarter of fiscal 2011. Total pounds sold increased 3.1 percent compared to the second quarter of fiscal 2011. Total pounds sold during October increased almost 10 percent compared to the prior year period. Offsetting the impact of the increase in total pounds sold was a $2.1 million year-over-year increase in promotional discounts provided to retailers. Promotional discounts and other selling allowances affect the income statement as a reduction to the net sales line. The increase was due primarily to a strategic change in our approach to the holiday seasonal sell-in period as mentioned above. As a result, we have accelerated discounts to retailers in anticipation of sales increases during the holiday period.
Cost of sales — The foods segment’s cost of sales was 58.8 percent of net sales compared to 53.1 percent of net sales in the second quarter of fiscal 2011. The increase was primarily due to an increase in sow and dairy costs, which had a combined adverse impact of $2.4 million.

Operating wages — The foods segment’s cost of labor was 9.2 percent of net sales compared to 10.8 percent of net sales in the second quarter of fiscal 2011. The decrease was due to efficiencies resulting from the Company’s manufacturing productivity initiatives implemented in the second quarter of last year.
Other operating expenses — The foods segment’s other operating expenses were $4.2 million, or 5.4 percent of net sales, compared to $3.8 million, or 4.8 percent of net sales, in the second quarter of fiscal 2011. The increase was due to higher freight charges and timing on repair and maintenance.
SG&A — The foods segment’s SG&A expenses were $14.4 million, or 18.4 percent of net sales, compared to $17.4 million, or 22.0 percent of net sales, in the second quarter of fiscal 2011. Excluding the pretax impact of special items, the results were $15.0 million in fiscal 2012 compared to $14.6 million last year. The primary driver of the increase was higher consumer marketing, partially offset by a reduction in consulting expenses from the prior year related to the segment’s strategic Lean Manufacturing initiatives.
Fiscal year 2012 and longer-term outlook
The Company reaffirmed its fiscal 2012 earnings per share outlook of approximately $2.36 to $2.44 and its average annual earnings growth rate of approximately 7 to 10 percent over the next five years.
The Company expects the challenging cost and sales environment to continue. The Company also expects to continue to incur average sow costs in the mid-$60 range for the remainder of the fiscal year leading to an expectation of sow costs to come in at the high end of the $60-$65 guidance range.
The Company also expects approximately $3 million in restaurant remodel and new restaurant pre-opening expenses, due to the higher number of planned remodels and new restaurants relative to fiscal 2011. The Company recorded $1.0 million of remodel expense in the second quarter for its Detroit and Toledo markets, and expects to record the majority of the remainder during the fourth quarter for its Cincinnati market and four new restaurant openings. The Company expects to record expenses associated with more than 40 restaurant remodels in the Columbus Farm-Fresh remodel program in the first quarter of fiscal 2013.
This outlook relies on a number of important assumptions, including the risk factors discussed in the Company’s securities filings. Particular assumptions for the Company’s full-year outlook include the following:
Consolidated company highlights
•	Net sales — approximately $1.7 billion.
•	Depreciation and amortization — approximately $80 to $90 million.
•	Net interest expense — approximately $8.5 to $9.5 million.
•	Effective tax rate — approximately 32 to 33 percent.
•	Diluted weighted-average share count — approximately 30.0 million. The full $50 million share buyback authorization is expected to be exhausted by the end of fiscal 2012.
•	Capital expenditures — approximately $80 to $90 million. This estimate includes a total of approximately $40 million for new restaurant development and remodels during fiscal 2012. Also contemplated in this amount is approximately $10 million for 44 restaurants in the Detroit and Toledo markets, and approximately $6 million for 28 restaurants in the Cincinnati market.

In fiscal 2012, the Company is on track to build at least six new Bob Evans restaurants, rebuild two, and remodel 90.
Restaurant segment highlights
•	Restaurant segment operating margins — 6 to 7 percent.
•	Bob Evans Restaurants — Full-year same-store sales increases of approximately flat. Expect to be positive during the second half of the year.
•	Mimi’s Café — Full-year same-store sales in the negative 3.0 percent to negative 2.0 percent range.
•	Restaurant segment cost of sales — Commodity inflation of 5.5 to 6.0 percent, partly offset by menu management, productivity initiatives and favorable mix. Some of the categories expected to drive the cost increase are oil-based products, eggs, dairy, poultry, beef, beverages and bakery. No significant menu pricing increases are anticipated.
Foods segment highlights
•	Foods segment operating margins — 7 to 8 percent.
•	Foods segment net sales — Overall net sales of $330 to $350 million, driven in part by distribution gains, including the addition of new stores, the introduction of the new seasonal sides assortment in over 10,000 stores, and new products.
•	Foods segment cost of sales — Average sow costs at the high end of the $60 to $65 per hundredweight for the full year guidance originally issued. Year over year, we expect sow cost headwinds to adversely impact cost of sales by between $6 and $7 million, with the largest effect falling in the third quarter when last year’s average price was $51.16.
Company to host conference call on Wednesday, November 16, 2011
The Company will host a conference call to discuss its fiscal 2012 second-quarter results at 10 a.m. (ET) on Wednesday, November 16, 2011. The dial-in number is (800) 690-3108, access code 24054250. A replay will be available at (855) 859-2056 or (404) 537-3406, access code 24054250. To access the simultaneous webcast, go to www.bobevans.com/ir. The archived webcast will also be available on the Web site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the second fiscal quarter (October 28, 2011), Bob Evans owned and operated 564 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 29, 2011, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.
Contact:
Scott C. Taggart
Vice President of Investor Relations
(614) 492-4954

Disclosure regarding non-GAAP financial measures
The Company uses adjusted operating income, adjusted income before income taxes, adjusted provision for income taxes, adjusted net income, and adjusted earnings per share as measures for comparing its performance to prior period and competitors, and believes it is useful because it provides investors and other interested parties a means to evaluate the Company’s performance relative to its past performance, without regard to certain changes and gains. Adjusted operating income, adjusted income before income taxes, adjusted provision for income taxes, adjusted net income, and adjusted earnings per share are not recognized GAAP terms.
GAAP to Non-GAAP Reconciliation of Operating Income (unaudited)
(Thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 28, 2011	October 29, 2010	October 28, 2011	October 29, 2010

Operating income as reported:
Restaurant	$17,358	$9,202	$39,210	$30,559
Foods	3,973	4,708	9,615	4,737

Total	21,330	13,910	48,825	35,296

Adjustments:
Impairment — Restaurant	2,806	10,293	2,806	10,293
Severance — Restaurant	287	829	287	829
Gain on asset sale — Restaurant	(407)		(407)
Gain on sale of business — Foods	(689)		(689)
Impairment — Foods	87		87
Manufacturing Productivity Initiatives — Foods		2,773		2,773

Adjusted operating income:
Restaurant	20,044	20,324	41,896	41,681
Foods	3,371	7,481	9,013	7,510

Total	23,415	27,805	50,909	49,191

Net Interest Expense	1,985	2,204	4,096	4,702

Income Before Income Taxes as reported	19,345	11,706	44,729	30,594
Adjustments	2,084	13,895	2,084	13,895

Adjusted Income Before Income Taxes	21,429	25,601	46,813	44,489

Provision for Income Taxes as reported	6,598	3,916	14,170	10,255
Income Tax effect of adjustments	711	4,611	660	4,658

Adjusted Provision for Income Taxes	7,309	8,527	14,830	14,913

Net Income as reported	$12,747	$7,790	$30,559	$20,339
Adjustments	$1,373	$9,284	$1,424	$9,237

Adjusted Net Income	$14,120	$17,074	$31,983	$29,576

Earnings Per Share
Basic as reported	$0.42	$0.26	$1.01	$0.67
Adjustments	$0.05	$0.31	$0.05	$0.30

Adjusted Basic	$0.47	$0.56	$1.06	$0.97

Diluted as reported	$0.42	$0.26	$1.01	$0.67
Adjustments	$0.05	$0.31	$0.05	$0.30

Adjusted Diluted	$0.47	$0.56	$1.06	$0.97

Average Shares Outstanding
Basic	30,090	30,341	30,204	30,393
Diluted	30,141	30,403	30,290	30,453

Consolidated Financial Results (unaudited)
(Thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 28, 2011	October 29, 2010	October 28, 2011	October 29, 2010

Net Sales
Restaurant Segment	$328,873	$338,079	$662,026	$681,164
Foods Segment	78,312	78,967	150,520	148,448

Total	$407,185	$417,046	$812,546	$829,612

Operating Income
Restaurant Segment	$17,358	$9,202	$39,210	$30,559
Foods Segment	3,973	4,708	9,615	4,737

Total	21,330	$13,910	$48,825	$35,296

Net Interest Expense	$1,985	$2,204	$4,096	$4,702

Income Before Income Taxes	$19,345	$11,706	$44,729	$30,594

Provision for Income Taxes	$6,598	$3,916	$14,170	$10,255

Net Income	$12,747	$7,790	$30,559	$20,339

Earnings Per Share
Basic	$0.42	$0.26	$1.01	$0.67
Diluted	$0.42	$0.26	$1.01	$0.67

Average Shares Outstanding
Basic	30,090	30,341	30,204	30,393
Diluted	30,141	30,403	30,290	30,453